Exhibit 10.1

EXECUTION VERSION

EQUITY PURCHASE AGREEMENT

This agreement (this “Agreement”) is entered into as of July 2, 2026, by and between Maison Solutions Inc., a Delaware corporation doing business in California (“Seller”), and DNL Management Inc., a California corporation (“Buyer,” and together with Seller, each a “Party” and collectively, the “Parties”), and is made with reference to the following:

RECITALS

A. Seller owns 91.67% of the issued and outstanding shares of common stock in Super HK of El Monte, Inc., a California corporation (the “Company”). The remaining 8.33% of the issued and outstanding shares of common stock in the Company is owned by DNL Management Inc. (the “Minority Holder”).

B. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of Seller’s right, title, and interest representing 91.67% of the issued and outstanding shares of common stock in the Company (the “Equity Interest”), subject to the terms and conditions set forth herein.

C. The Company has incurred operating losses and liabilities, and the Parties have negotiated the Purchase Price and the other terms of this Agreement on an arm’s-length basis, taking into account the financial condition of the Company and Buyer’s assumption of the ongoing risks of the Company as the holder of the Equity Interest.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the covenants, releases, representations, warranties, and conditions set forth below, Seller and Buyer agree as follows:

Section 1. Definitions.

For purposes of this Agreement, the following terms have the meanings set forth below. Other capitalized terms are defined in the Section, Recitals, or Disclosure Schedule in which they are indicated, or where they first appear.

“Assumed Liabilities” has the meaning set forth in Section 7.

“ATW Pledge” has the meaning set forth in the Disclosure Schedule.

“Closing” and “Closing Date” have the meanings set forth in Section 3.

“Disclosure Schedule” means the disclosure schedule delivered by Seller pursuant to, and forming a part of, this Agreement.

“Effective Time” has the meaning set forth in Section 4.

“Encumbrance” means any mortgage, pledge, lien, charge, security interest, claim, community property interest, option, equitable interest, restriction of any kind, or other encumbrance.

“Losses” has the meaning set forth in Section 8.

“Permitted Encumbrances” has the meaning set forth in Section 5(a)(iii).

“Post-Effective Time Liabilities” has the meaning set forth in Section 4.

“Purchase Price” has the meaning set forth in Section 2.

“SBA” means the U.S. Small Business Administration.

“SBA Lien” has the meaning set forth in the Disclosure Schedule.

Section 2. Purchase and Sale; Purchase Price.

(a) Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing (as defined below), Seller shall sell, assign, transfer, and deliver to Buyer, and Buyer shall purchase and accept from Seller, the Equity Interest, free and clear of all Encumbrances created by, through, or under Seller other than the Permitted Encumbrances, for the consideration specified in Section 2(b).

(b) Purchase Price; Payment. The total purchase price for the Equity Interest shall be One Dollar ($1.00) (the “Purchase Price”). Buyer shall pay the Purchase Price to Seller at Closing.

Section 3. Closing; Closing Deliveries.

(a) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement on the date of this Agreement (the “Closing Date”), or on such other date as the Parties may mutually agree in writing. The Closing may be conducted by the exchange of executed signature pages and closing deliverables by electronic transmission. The consummation of the transactions contemplated by this Agreement shall be deemed effective as of 12:01 a.m. Pacific Time on the Closing Date.

(b) Seller’s Closing Deliveries. At or prior to the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(i) an executed counterpart of this Agreement;

(ii) a written consent or resolution of Seller’s board of directors approving this Agreement and the transactions contemplated hereby;

(iii) a duly executed stock power or other customary instrument of transfer to transfer the Equity Interest to Buyer; and

(iv) the original stock certificate(s) representing the Equity Interest (or a customary affidavit of lost certificate), together with the Company’s updated stock ledger reflecting Buyer as the record holder of the Equity Interest.

(c) Buyer’s Closing Deliveries. At or prior to the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

(i) the Purchase Price;

(ii) an executed counterpart of this Agreement;

(iii) a corporate, limited liability company, or other applicable resolution or consent approving this Agreement and the transactions contemplated hereby, if applicable; and

(iv) such other documents as Seller may reasonably request to consummate the transactions contemplated hereby.

Section 4. Effective Time; Interim Operations.

Solely as between the Parties, the sale of the Equity Interest shall be deemed effective as of 12:01 a.m. Pacific Time on April 30, 2026 (the “Effective Time”). From and after the Effective Time, and solely as between the Parties:

(a) all profits, losses, liabilities, assets, risks, benefits, and burdens of the Company shall be for the account of, and borne by, the Buyer;

(b) Buyer shall be entitled to all accounts receivable, cash receipts, revenues, income, and other proceeds of the Company, and shall be solely responsible for all accounts payable, liabilities, obligations, expenses, taxes, claims, and other amounts of or relating to the Company, in each case to the extent arising from or relating to any period, event, transaction, operation, conduct, or activity after the Effective Time (collectively, the “Post-Effective Time Liabilities”), and Seller shall have no responsibility or liability for any Post-Effective Time Liabilities;

(c) Buyer shall be entitled to direct, and shall be responsible for, the management, business, and operations of the Company; and

(d) pending the Closing, Seller shall hold the Equity Interest, and any incidents of title remaining in the Seller, solely for the account and benefit of the Buyer and shall not exercise any rights in respect of the Company except as directed by the Buyer.

The Parties shall treat the transaction consistently with the Effective Time for all purposes as between them. The Effective Time shall not alter the date on which legal title to the Equity Interest transfers, which is the Closing Date.

Section 5. Representations and Warranties.

(a) Seller’s Representations and Warranties. Seller represents and warrants to Buyer that the statements contained in this Section 5(a) are true and correct as of the date hereof. For purposes of this Section 5(a), “Seller’s knowledge,” “knowledge of Seller,” and similar phrases mean the actual knowledge of Seller’s officers and directors.

(i) Organization and Authority of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is authorized to do business in California. Seller has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby.

(ii) Authorization. The execution and delivery by Seller of this Agreement, the performance by Seller of its obligations hereunder, and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement constitutes a legal, valid, and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and general principles of equity.

(iii) Ownership of Equity Interest. Seller owns the Equity Interest of record and beneficially, free and clear of all Encumbrances created by, through, or under Seller, except for the Encumbrances disclosed in Section 5(a)(iii) of the Disclosure Schedule (collectively, the “Permitted Encumbrances”). Upon the transfer, assignment, and delivery of the Equity Interest and payment of the Purchase Price in accordance with this Agreement, Buyer shall acquire Seller’s right, title, and interest in and to the Equity Interest, subject to the Permitted Encumbrances and otherwise free and clear of all other Encumbrances created by Seller.

(iv) No Conflicts or Consents. The execution, delivery, and performance by Seller of this Agreement, and the consummation by Seller of the transactions contemplated hereby, do not and will not conflict with or violate Seller’s organizational documents or any law, order, contract, or agreement applicable to Seller or the Equity Interest, except for any consents, approvals, notices, or filings that have been obtained, made, or waived, or would not reasonably be expected to prevent or materially delay the Closing.

(v) Legal Proceedings. There are no actions, claims, proceedings, or investigations pending or, to Seller’s knowledge, threatened against Seller that challenge or seek to prevent, enjoin, or otherwise materially delay the transactions contemplated by this Agreement.

(vi) No Other Seller Representations. Except for the representations and warranties expressly set forth in this Section 5(a), Seller makes no other representation or warranty, express or implied, at law or in equity, in respect of the Company or otherwise, all as further provided in Section 9.

(b) Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that the statements contained in this Section 5(b) are true and correct as of the date hereof. For purposes of this Section 5(b), “Buyer’s knowledge,” “knowledge of Buyer,” and similar phrases mean the actual knowledge of Buyer’s officers, managers, directors, or other applicable representatives after reasonable inquiry.

(i) Organization and Authority of Buyer. Buyer is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization. Buyer has full power and authority to enter into this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby.

(ii) Authorization. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder, and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Buyer. This Agreement constitutes a legal, valid, and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and general principles of equity.

(iii) No Conflicts or Consents. The execution, delivery, and performance by Buyer of this Agreement, and the consummation by Buyer of the transactions contemplated hereby, do not and will not conflict with or violate Buyer’s organizational documents or any law, order, contract, or agreement applicable to Buyer, except for any consents, approvals, notices, or filings that have been obtained, made, or waived, or that would not reasonably be expected to prevent or materially delay the Closing.

(iv) Solvency; Sophistication. Buyer is not entering into this Agreement with the intent to hinder, delay, or defraud any creditor, and immediately after giving effect to the transactions contemplated hereby (including the assumption of the Assumed Liabilities), Buyer and the Company will be able to pay their respective debts as they become due in the ordinary course. Buyer is a sophisticated party that has conducted its own independent investigation of the Company and is acquiring the Equity Interest for its own account.

(v) No Affiliation. Buyer represents and warrants, as of the date hereof and as of the Closing, that neither Buyer nor any of its beneficial owners or affiliates is affiliated with, related to, or otherwise connected in any way, whether by ownership, common control, family relationship, agreement, or otherwise, with Maison Solutions Inc., any of its subsidiaries, or any of their respective controlling shareholders, directors, officers, or employees.

Section 6. Release.

Effective as of the Closing, Buyer, on behalf of itself, its affiliates, successors, and assigns, and (to the extent Buyer is able to bind it as the controlling equityholder from and after the Closing) the Company, hereby fully and irrevocably releases and forever discharges Seller and Seller’s affiliates, and their respective past and present officers, directors, employees, agents, representatives, successors, and assigns (collectively, the “Seller Released Parties”), from any and all claims, demands, rights, causes of action, liabilities, and obligations of any nature whatsoever, whether known or unknown, suspected or unsuspected, arising from or relating to any matter, event, or circumstance existing or occurring on or prior to the Closing Date in connection with the Company or the Equity Interest, except for claims arising from any Seller Released Party’s actual fraud or express obligations under this Agreement.

Buyer shall cause the Company to ratify and be bound by the foregoing release, and shall deliver, or cause to be delivered, a separate written release executed by the Company in favor of the Seller Released Parties at or prior to the Closing.

Buyer (and the Company) expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the California Civil Code, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Section 7. Assumption of Liabilities.

Effective as of the Closing, Buyer hereby assumes and agrees to pay, perform, and discharge any and all debts, obligations, and liabilities of the Company of any kind, nature, or description whatsoever, whether known or unknown, absolute or contingent, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, whether due or to become due, and whether arising before, on, or after the Closing Date (collectively, the “Assumed Liabilities”). The Company shall retain all of its liabilities and obligations following the Closing, and no Seller Released Party shall have any responsibility or liability for any liability or obligation of the Company of any nature whatsoever, whether arising before, on, or after the Closing Date.

Buyer’s assumption obligations under this Section 7 shall survive the Closing indefinitely and are not subject to any basket, cap, or survival limitation. Buyer’s indemnification obligations with respect to the Assumed Liabilities and the Post-Effective Time Liabilities are set forth in Section 8.

Section 8. Indemnification.

(a) Buyer shall indemnify, defend, and hold harmless Seller and its affiliates, and their respective past, present, and future shareholders, members, partners, directors, officers, managers, employees, agents, advisors, successors, and assigns, and Mr. John Jun Xu, in his individual capacity as guarantor under SBA Form 2128 (collectively, the “Seller Indemnitees”), from and against any and all losses, damages, liabilities, claims, actions, judgments, settlements, costs, and expenses, including reasonable attorneys’ fees (collectively, “Losses”), incurred by the Seller Indemnitees arising out of, resulting from, or relating to:

(i) any inaccuracy in or breach of any representation or warranty made by Buyer in this Agreement;

(ii) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement;

(iii) any and all Assumed Liabilities and Post-Effective Time Liabilities, and any and all other liabilities or obligations of the Company, whether arising before, on, or after the Closing Date; and

(iv) the Company’s U.S. Small Business Administration loan(s) and the related notes, security agreements, and guarantees, including SBA Form 2128 executed by Mr. John Jun Xu, and any demand, enforcement, or collection by the SBA against Mr. John Jun Xu or the Company.

(b) Seller shall indemnify, defend, and hold harmless Buyer and its affiliates, and their respective shareholders, directors, officers, employees, and agents (collectively, the “Buyer Indemnitees”) from and against any and all Losses incurred by the Buyer Indemnitees arising out of or resulting from:

(i) any inaccuracy in or breach of any representation or warranty made by Seller in Section 5(a) of this Agreement; or

(ii) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement.

The aggregate liability of Seller for indemnification under this Section 8(b) shall not exceed the Purchase Price ($1.00), except in the case of actual fraud by Seller. In no event shall Seller be liable for any consequential, incidental, indirect, special, punitive, or exemplary damages, or for any lost profits, diminution in value, or damages calculated on a multiple-of-earnings or similar basis, except to the extent actually awarded to a third party. From and after the Closing, except in the case of actual fraud, the indemnification provisions of this Section 8, together with the release in Section 6 and the assumption and indemnity in Section 7, shall be the sole and exclusive remedy of the Buyer Indemnitees for any and all claims arising out of or relating to this Agreement, the Company, or the Equity Interest, and Buyer hereby waives, to the fullest extent permitted by law, any other rights or remedies (whether in contract, tort, statute, or otherwise).

(c) If any Seller Indemnitee or Buyer Indemnitee (the “Indemnified Party”) receives notice of any claim, demand, or proceeding asserted by a third party (a “Third-Party Claim”) that may give rise to indemnification hereunder, the Indemnified Party shall promptly notify the Party from whom indemnification is sought (the “Indemnitor”) in writing; provided that the failure to give such prompt notice shall not relieve the Indemnitor of its obligations except to the extent it is actually and materially prejudiced thereby. The Indemnitor shall have the right to assume and control the defense of such Third-Party Claim with counsel of its choice, and shall not settle any such claim without the Indemnified Party’s prior written consent (not to be unreasonably withheld) unless such settlement provides solely for monetary payment fully borne by the Indemnitor and includes a full release of the Indemnified Party. The Parties shall cooperate in good faith in the defense of any Third-Party Claim.

Section 9. Disclaimer of Other Representations and Warranties; As-Is Purchase.

Buyer acknowledges and agrees that Buyer has had the opportunity to conduct its own independent investigation, review, and analysis of the Company, the Equity Interest, and the transactions contemplated by this Agreement. Except for the specific representations and warranties expressly made by Seller in Section 5(a), Buyer agrees to accept the Equity Interest on the Closing Date on an “AS-IS, WHERE-IS” basis. Seller expressly disclaims, and Buyer acknowledges that Buyer is not relying on, any other representations or warranties of any kind, express or implied, written or oral, at law or in equity, with respect to the Company, the Equity Interest, its business, financial condition, operations, assets, liabilities, or prospects, or the transactions contemplated hereby. Without limiting the foregoing, Buyer acknowledges and agrees that it is acquiring the Equity Interest subject to the ATW Pledge and to the SBA Lien on the Company’s assets, that such Encumbrances will remain in place after the Closing, and that Buyer waives any requirement that the Equity Interest be delivered free and clear of such Encumbrances.

Section 10. Survival.

The representations and warranties contained in Section 5 shall survive the Closing for a period of six (6) months following the Closing Date, except that (i) in the case of actual fraud by the Party making such representation, such representations and warranties shall survive until the expiration of the applicable statute of limitations, and (ii) the covenants, agreements, indemnities, releases, and assumption obligations of Buyer set forth in Sections 8(a)(ii), 8(a)(iii), 8(a)(iv), 6, and 7 (including, without limitation, Buyer’s indemnification and assumption obligations with respect to the Assumed Liabilities and the Post-Effective Time Liabilities) shall survive the Closing indefinitely (or until the expiration of the applicable statute of limitations) and shall not be subject to the six-month survival period. No claim for indemnification under Section 8(a)(i) or 8(b)(i) (i.e., claims for breach of a representation or warranty) may be brought unless written notice of such claim, describing in reasonable detail the basis therefor, is delivered to the Indemnitor prior to the expiration of the applicable survival period, in which case such claim shall survive until finally resolved. Notwithstanding the foregoing, the representation and warranty in Section 5(b)(v) (No Affiliation) shall survive the Closing until the expiration of the applicable statute of limitations.

Section 11. Miscellaneous.

(a) Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

(b) Notices. All notices, claims, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been given: (i) when delivered by hand, with written confirmation of receipt; (ii) when received by the addressee if sent by a nationally recognized overnight courier, receipt requested; (iii) on the date sent by email transmission of a PDF document, with confirmation of transmission, if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours; or (iv) on the third day after mailing by certified or registered mail, return receipt requested, postage prepaid, in each case to the respective Parties at the addresses set forth below, or to such other address as a Party may designate by notice in accordance with this Section 11(b).

If to Seller:

Maison Solutions Inc., 127 N. Garfield Ave., Monterey Park, CA 91754;

Attn: ____________________;

Email: ____________________

If to Buyer:

DNL Management Inc.;

Attn: ____________________;

Email: ____________________

(c) Interpretation; Headings; Recitals. The Recitals set forth above are incorporated into and made a part of this Agreement as if fully set forth herein. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting, or causing to be drafted, any instrument. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(d) Confidentiality. The Parties agree to maintain this Agreement and its terms in confidence and not disclose them to any person other than their respective officers, directors, managers, members, shareholders, employees, accountants, attorneys, advisors, financing sources, and representatives, except as required by applicable law, regulation, legal process, court order, stock exchange rule, or securities law disclosure obligation (including, without limitation, any filing or disclosure required of Seller or its affiliates under the U.S. securities laws or applicable stock exchange rules).

(e) Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

(f) Entire Agreement. This Agreement, the Disclosure Schedule, and the closing deliverables referenced herein constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and supersede all prior and contemporaneous understandings, agreements, representations, and warranties, whether written or oral, with respect to such subject matter.

(g) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party, and no assignment shall relieve the assigning Party of its obligations hereunder.

(h) Third-Party Beneficiaries. The Seller Released Parties and the Seller Indemnitees (in each case who are not Parties) are intended third-party beneficiaries of Sections 6, 7, and 8 and may enforce such provisions directly. Except as expressly set forth herein, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and confers no rights on any other person.

(i) Amendment and Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any provision of this Agreement shall be effective unless expressly set forth in writing and signed by the Party granting such waiver.

(j) Governing Law; Dispute Resolution. All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to any choice or conflict of law provision or rule. Subject to the arbitration provision below, the state and federal courts located in Los Angeles County, California shall have jurisdiction over any court action permitted under this Section. Any dispute arising out of or relating to this Agreement that the Parties do not resolve shall be finally resolved by binding arbitration administered by JAMS in Los Angeles County, California, before a single arbitrator under its Comprehensive Arbitration Rules, and judgment on the award may be entered in any court of competent jurisdiction. Notwithstanding the foregoing, either Party may seek injunctive or other provisional relief from a court of competent jurisdiction to preserve the status quo or prevent irreparable harm pending arbitration, and the exclusive venue for any such court action is Los Angeles County, California. To the fullest extent permitted by law, each Party waives any right to a trial by jury in any proceeding arising out of or relating to this Agreement.

(k) Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same agreement. A signed copy of this Agreement delivered by email or other electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above. This Agreement shall be effective once all Parties have executed it.

Seller: Maison Solutions Inc.

By:
Name:	John Xu
Title:	CEO
Date:	July 2, 2026

Buyer: DNL Management Inc.

By:
Name:	Dengyue Liu
Title:	President
Date:	July 2, 2026

DISCLOSURE SCHEDULE

This Disclosure Schedule (this “Disclosure Schedule”) is delivered pursuant to, and forms a part of, the Equity Purchase Agreement (the “Agreement”). Capitalized terms used but not defined in this Disclosure Schedule have the meanings given in the Agreement, and capitalized terms defined in this Disclosure Schedule have such meanings when used in the Agreement. The section references below correspond to the sections of the Agreement; any matter disclosed under one section is deemed disclosed for each other section to which its relevance is reasonably apparent on its face. The inclusion of any item is for disclosure purposes only and is not an admission that such item is material or is required to be disclosed.

Section 5(a)(iii) Permitted Encumbrances

1. ATW Pledge. The Equity Interest is pledged to JAK Opportunities XV LLC, as collateral agent for ATW Opportunities Master Fund and/or its affiliated funds (collectively, “ATW”), pursuant to the Pledge and Security Agreement entered into in connection with Seller’s senior secured convertible notes (the “ATW Pledge”). By a Consent and Waiver dated December 18, 2025, ATW waived the event of default under the applicable disposition covenant arising from the transactions contemplated by the Agreement; such Consent and Waiver did not release the ATW Pledge.

2. SBA Lien. The assets of the Company are subject to a blanket lien in favor of the SBA securing the Company’s SBA Economic Injury Disaster Loan (Loan No. 7244867809; original principal US$500,000; 3.75% per annum; 30-year term; per the Amended Loan Authorization and Agreement dated January 12, 2022), evidenced by California UCC-1 financing statement No. 207796789823 (the “SBA Lien”). The SBA Lien encumbers the Company’s assets and not the Equity Interest, and is disclosed for completeness and in connection with Section 9 of the Agreement. For the avoidance of doubt, the SBA Lien is a lien on the Company’s tangible and intangible personal property only, and does not constitute a pledge, charge, mortgage, or other Encumbrance on, or security interest in, the Equity Interest or any shares of capital stock of the Company.